SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                   SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 4)

                               Nord Resources Corporation
                                 (Name of Issuer)


                                   Common Stock
                          (Title of Class of Securities)


                                   655555-10-0
                                  (CUSIP Number)


   Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following pages(s))

                                   SCHEDULE 13G

   CUSIP NO.   655555-10-0

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   1)   Name of Reporting Person           Smith Barney Inc.
        S.S. or I.R.S Identification       13-1912900
        No. of Above Person

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   2)   Check the Appropriate Box                    (a)
        if a Member of a Group                       ---------------------------
        (See Instructions)                           (b)
                                                     ---------------------------

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   3)   SEC Use Only

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   4)   Citizenship or Place of Organization                           Delaware

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   Number of Shares    (5)  Sole Voting Power                                 0
   Beneficially Owned  (6)  Shared Voting Power                       1,475,945
   by Each Reporting   (7)  Sole Dispositive Power                            0
   Person with         (8)  Shared Dispositive Power                  1,475,945

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   9)   Aggregate Amount Beneficially
        Owned by Each Reporting Person                                1,475,945

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   10)  Check if the Aggregate Amount
        in Row 9 Excludes Certain
        Shares (See Instructions)

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   11)  Percent of Class Represented
        by Amount in Row 9                                                 9.3%

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   12)  Type of Reporting Person                                             BD
        (See Instructions)

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                                   SCHEDULE 13G

   CUSIP NO.   655555-10-0

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   1)   Name of Reporting Person           Smith Barney Mutual Funds Management
        S.S. or I.R.S Identification         Inc.
        No. of Above Person                06-1274088

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   2)   Check the Appropriate Box                    (a)
        if a Member of a Group                       ---------------------------
        (See Instructions)                           (b)
                                                     ---------------------------

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   3)   SEC Use Only

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   4)   Citizenship or Place of Organization                           Delaware

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   Number of Shares    (5)  Sole Voting Power                                 0
   Beneficially Owned  (6)  Shared Voting Power                       1,293,900
   by Each Reporting   (7)  Sole Dispositive Power                            0
   Person with         (8)  Shared Dispositive Power                  1,293,900

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   9)   Aggregate Amount Beneficially
        Owned by Each Reporting Person                                1,293,900

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   10)  Check if the Aggregate Amount
        in Row 9 Excludes Certain
        Shares (See Instructions)

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   11)  Percent of Class Represented
        by Amount in Row 9                                                 8.2%

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   12)  Type of Reporting Person                                             IA
        (See Instructions)

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                                   SCHEDULE 13G

   CUSIP NO.   655555-10-0

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   1)   Name of Reporting Person           Smith Barney Holdings Inc.
        S.S. or I.R.S Identification       06-1274088
        No. of Above Person

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   2)   Check the Appropriate Box                    (a)
        if a Member of a Group                       ---------------------------
        (See Instructions)                           (b)
                                                     ---------------------------

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   3)   SEC Use Only

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   4)   Citizenship or Place of Organization                           Delaware

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   Number of Shares    (5)  Sole Voting Power                                 0
   Beneficially Owned  (6)  Shared Voting Power                       2,769,845
   by Each Reporting   (7)  Sole Dispositive Power                            0
   Person with         (8)  Shared Dispositive Power                  2,769,845

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   9)   Aggregate Amount Beneficially
        Owned by Each Reporting Person                                2,769,845

   ----------------------------------------------------------------------------

   10)  Check if the Aggregate Amount
        in Row 9 Excludes Certain
        Shares (See Instructions)

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   11)  Percent of Class Represented
        by Amount in Row 9                                                17.5%

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   12)  Type of Reporting Person                                             CO
        (See Instructions)

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                                   SCHEDULE 13G

   CUSIP NO.   655555-10-0

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     1) Name of Reporting Person          TRAVELERS GROUP INC.
        S.S. or I.R.S Identification      (formerly: The Travelers Inc.)
        No. of Above Person               52-1568099

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     2) Check the Appropriate Box                    (a)
        if a Member of a Group                       ---------------------------
        (See Instructions)                           (b)
                                                     ---------------------------

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   3)   SEC Use Only

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   4)   Citizenship or Place of Organization                           Delaware

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   Number of Shares    (5)  Sole Voting Power                                 0
   Beneficially Owned  (6)  Shared Voting Power                       2,769,845
   by Each Reporting   (7)  Sole Dispositive Power                            0
   Person with         (8)  Shared Dispositive Power                  2,769,845

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   9)   Aggregate Amount Beneficially
        Owned by Each Reporting Person                                2,769,845

   ----------------------------------------------------------------------------

   10)  Check if the Aggregate Amount
        in Row 9 Excludes Certain
        Shares (See Instructions)

   ----------------------------------------------------------------------------

   11)  Percent of Class Represented
        by Amount in Row 9                                                17.5%

   ----------------------------------------------------------------------------

   12)  Type of Reporting Person                                             HC
        (See Instructions)

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          Item 1(a) Name of Issuer:

               Nord Resources Corporation


          Item 1(b) Address of Issuer's Principal Executive Offices:

               8150 Washington Village Drive
               Dayton, Ohio 45458


          Item 2(a) Names of Persons Filing:

               Smith Barney Inc. ("SB")

               Smith Barney Mutual Funds Management, Inc. ("MFM")

               Smith Barney Holdings Inc. ("SB Holdings")

               Travelers Group Inc. (formerly the Travelers Inc.) ("TRV")


          Item 2(b) Address of Principal Business Office or, if none,
                    Residence:

               The address of the principal business office of each of SB, MFM, SB Holdings and TRV is:

               The address of the principal business office of TRV is:

                388 Greenwich Street
                New York, NY  10013


          Item 2(c) Citizenship:

               SB, MFM, SB Holdings and TRV are Delaware corporations.


          Item 2(d) Title of Class of Securities:

               Common Stock


          Item 2(e) CUSIP Number:

               655555-10-0

          Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                    (a)  [ X ]  Broker or Dealer registered under Sec. 15 of
                                the Act

                    (b)  [   ]  Bank as defined in Sec. 3(a)(6) of the Act

                    (c)  [   ]  Insurance Company as defined in Sec. 3(a)(19)
                                of the Act

                    (d)  [   ]  Investment Company registered under Sec. 8 of
                                the Investment Company Act

                    (e)  [ X ]  Investment Adviser registered under Sec. 203
                                of the Investment Advisers Act of 1940

                    (f)  [   ]  Employee Benefit Plan, Pension Fund which
                                is subject to the provisions of the
                                Employee Retirement Income Security Act of
                                1974 or Endowment Fund; see
                                Sec. 240.13d-1(b)(1)(ii)(F)

                    (g)  [ X ]  Parent Holding Company, in accordance with
                                Sec. 240.13d-1(b)(ii)(G)  (Note: See Item 7)

                    (h)  [   ]  Group, in accordance with Sec.
                                240.13d-1(b)(1)(ii)(H)


          Item 4. Ownership (as of December 31,1995)

                    (a) Amount Beneficially Owned: See Item 9 of cover pages

                    (b)  Percent of Class:  See Item 11 of cover pages

                    (c)  Number of shares as to which such person has:

                         (i)  sole power to vote or to direct the vote

                         (ii)  shared power to vote or to direct the vote

                         (iii) sole power to dispose or to direct the disposition of

                         (iv) shared power to dispose or to direct the disposition of

                    See Items 5-8 of cover pages

          Item 5. Ownership of Five Percent or Less of a Class

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
               securities, check the following [   ].


          Item 6.  Ownership of More than Five Percent on Behalf of Another
          Person

               Not Applicable.


          Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

               SB Holdings is the sole common stockholder of SB and the sole stockholder of MFM, and TRV is the sole stockholder of SB Holdings.


          Item 8.  Identification and Classification of Members of the
          Group

               Not Applicable.


          Item 9.  Notice of Dissolution of Group

               Not Applicable.

          Item 10.  Certification

               By signing below I certify that, to the best of my knowledge, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

          Signature

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

          Date: January 25, 1996


                                SMITH BARNEY INC.



                                By: /s/ Howard M. Darmstadter
                                   ---------------------------
                                   Name:  Howard M. Darmstadter
                                   Title:   Assistant Secretary


                                SMITH BARNEY MUTUAL FUNDS
                                 MANAGEMENT INC.


                                By: Christina T. Sydor
                                   ---------------------------
                                   Name:  Christina T. Sydor
                                   Title:   Secretary


                                SMITH BARNEY HOLDINGS INC.



                                By: /s/ Howard M. Darmstadter
                                   ---------------------------
                                   Name:  Howard M. Darmstadter
                                   Title:   Assistant Secretary


                                TRAVELERS GROUP INC.



                                By: /s/ Charles J. Gallo, Jr.
                                   ---------------------------
                                   Name:  Charles J. Gallo, Jr.
                                   Title:   Assistant Controller

                            EXHIBIT INDEX TO SCHEDULE 13G
                            -----------------------------



          EXHIBIT 1
          ---------

          Agreement among SB, MFM, SB Holdings
          and TRV as to joint filing of
          Schedule 13G


          EXHIBIT 2
          ---------

          Disclaimer of beneficial ownership by
          SB Holdings and TRV